PROSPECTUS
	                  PETCO ANIMAL SUPPLIES, INC.

         94,233 Shares of Common Stock, Par Value $.0001 Per Share

	This Prospectus relates to 94,233 shares of common stock, par value $.0001 per share (the "Common Stock"), of Petco Animal Supplies, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by certain stockholders of the Company (such holders being hereinafter described as the "Selling Stockholders"). The shares of Common Stock to be registered hereunder are hereinafter referred to as the "Securities." The Selling Stockholders acquired the Securities through the exercise of options to purchase the Common Stock in December 1997 through March 1998, which options were acquired by the Selling Stockholders in connection with the acquisition by the Company of a company owned and operated by certain of the Selling Stockholders.

	All of the Securities are to be offered for the account of the Selling Stockholders. The Selling Stockholders, directly or through agents, dealers or underwriters, may offer and sell from time to time all or any part of the Securities held by each of them in amounts and on terms to be determined or at quoted prices then prevailing on the Nasdaq National Market. To the extent required, the amounts of the Securities to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholders, to reject in whole or in part any proposed purchase of the Securities. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act. Certain of the Selling Stockholders may pledge or otherwise encumber shares covered by this Prospectus pursuant to agreements with lenders, and to the extent such shares subsequently become the property of such lenders pursuant to such agreements, such shares may be offered and sold from time to time by such lenders in the manner set forth above. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

	The Company will not receive any of the proceeds from the sale of the Securities.

	The Company has agreed to pay all costs of the registration of the Securities. Such costs, fees and disbursements are estimated to be approximately $10,000.

	The Common Stock to be registered hereunder is listed for trading on the Nasdaq National Market under the symbol "PETC."
	             _________________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED
           THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE
                          CONTRARY IS UNLAWFUL.
	               _______________________________

	The date of this Prospectus is May 8, 1998.

	                  AVAILABLE INFORMATION

	The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

	The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

	        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

	(a)	Annual Report on Form 10-K for the fiscal year ended January
31, 1998;

	(b)	The description of the Common Stock set forth in the
Registration Statement on Form 8-A dated February 28, 1994, as amended by the Company's Form 8-A/A dated March 15, 1994.

	All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

	A copy of any or all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) will be provided without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for such copies should be addressed to the Secretary of the Company, 9125 Rehco Road, San Diego, California 92121 (telephone number: (619) 453-7845).

                              THE COMPANY

	Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors are discussed under the caption "Certain Cautionary Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

	The Company is a leading specialty retailer of premium pet food and supplies. As of January 31, 1998, the Company operated 457 stores, including 392 superstores, in 33 states and the District of Columbia. The Company's strategy is to be the leading category-dominant national chain of community pet food and supply superstores by offering its customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations. The Company believes that this strategy provides it with a competitive advantage by combining the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenience and service of a neighborhood pet supply store.

	The Company currently utilizes both superstore and traditional store formats. The Company's expansion strategy is to open and acquire superstores, including relocations, expansions or remodels of existing traditional stores into superstores ("conversions"), and to close underperforming stores. During the fiscal year ended January 31, 1998, the Company opened or acquired 64 stores, including 10 conversions, merged with companies with 77 stores, and closed 10 stores.

	A significant part of the Company's expansion strategy is to capitalize on the consolidation of the fragmented pet food and supply industry. The Company believes that there are acquisition opportunities which would allow the Company to attract new customers in existing markets, enter new markets and leverage operating costs. Generally, the Company seeks to acquire established and well-located stores or chains of stores which are similar in size and format to the Company's existing superstores.

	The Company's stores carry a complete assortment of leading brand name premium food for dogs and cats, such as Iams, Nutro and Science Diet, as well as selected mass brand foods, and a broad assortment of supplies for dogs and cats, such as collars and leashes, grooming products, toys, pet carriers, cat furniture, dog houses, vitamins, treats and veterinary supplies. The Company's superstores also offer fish, reptiles, birds, other small animals and related food and supplies, as well as grooming services in many of its stores. The Company's pricing strategy is to offer everyday low prices on all food items which are important in attracting and retaining customers. The Company believes that offering competitive prices on key food items increases customer traffic and generates sales of higher margin pet supplies. The Company's large buying volume and sophisticated distribution network allows it to compete effectively on price. The Company modifies its pricing policies by regional or local markets and is able to institute overnight price changes, as necessary, to meet market competition. The Company's price guarantee program offers to match all competitors' advertised prices.

	The Company's prototype 15,000 square foot superstores carry a complete merchandise assortment of more than 10,000 active stock keeping units ("SKUs") of high quality pet-related products. The Company's traditional stores, which average 3,500 square feet, also carry a wide variety of premium pet food and supplies (approximately 5,000 active SKUs). The Company's stores are located in high-traffic retail areas with ample parking, often in community shopping centers anchored by a large supermarket. Most of the Company's store managers and sales associates are better able to assist customers with their needs because they are pet owners and enthusiasts. The Company's superstores are brightly illuminated with colorful fixtures and graphics and feature prominent and attractive signage which is designed to create a customer-friendly environment. The Company believes that its superstore format allows it to create a more customer-friendly environment than pet supply warehouse stores because of its size, layout and design.

	The Company's executive offices are located at 9125 Rehco Road, San Diego, California 92121, and its telephone number is (619) 453-7845. The Company is incorporated under the laws of the State of Delaware.

	                     SELLING STOCKHOLDERS

	All of the shares of Common Stock to be registered hereunder ("Securities") and offered hereby will be sold for the account of the Selling Stockholders. Information regarding the Selling Stockholders is set forth in the following table.

                       Stock Owned      Stock Offered for      Stock Owned
Registered Owners   Prior to Offering   Stockholders Acct.   After Offering
-----------------   -----------------   ------------------   --------------
Lynn Bruns                        294                  294                0
Ausra Dapkus                      711                  711                0
Ron Dilger                        294                  294                0
Gordon Elliott                    579                  579                0
Madeline Galiej                   601                  601                0
Richard George                    479                  479                0
Raymond L. Guyer               48,060               48,060                0
Steven L. Jeske                 5,610                5,610                0
Bonnie Johansen                   309                  309                0
Greg Johnson                      117                  117                0
Richard J. Joyce                  274                  274                0
John Kasprzyk                     294                  294                0
John Leach                        725                  725                0
Keith Maladra                     711                  711                0
Karen Morrison                  5,874                5,874                0
Peter Piegore                     294                  294                0
J. Michael Riggan              26,888               26,888                0
Beth Rioux                        294                  294                0
Susan Ross                      1,114                1,114                0
Kevin Tullock                     711                  711                0

	None of the Selling Stockholders has any position, office or other material relationship with the Company or any of its affiliates (or had any such position, office or material relationship within the past three years), or will own greater than one percent of the Common Stock of the Company after this offering, except that (i) Ausra Dapkus, Ron Dilger,
Bonnie Johansen, Richard J. Joyce, John Kasprzyk, Keith Maladra, Peter Piegore, J. Michael Riggan, and Kevin Tullock are former employees of the Company, (ii) Raymond L. Guyer, Steven L. Jeske, Lynn Bruns, Madeline Galiej, Greg Johnson, Beth Rioux, and Susan Ross are non-officer and non-director employees of the Company, and (iii) Karen Morrison is a former employee of the Company who is currently serving as a consultant to the Company.

                            PLAN OF DISTRIBUTION

	The Selling Stockholders are entitled to distribute from time to time up to 94,233 shares of the Securities, representing less than 1% of the outstanding Common Stock of the Company on January 31, 1998. The Selling Stockholders' plan of distribution is set forth on the cover page of this Prospectus.

	                           EXPERTS

	The financial statements of Petco Animal Supplies, Inc. and Subsidiaries as of February 1, 1997 and January 31, 1998, and for each of the years in the three-year period ended January 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP and Coopers & Lybrand LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

	The financial statements of PetCare Plus, Inc. as of January 25, 1997, and for the years ended January 27, 1996 and January 25, 1997 (which are included in the restated pooled financial statements of Petco Animal Supplies, Inc.) have been audited by Coopers & Lybrand LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

	                        LEGAL MATTERS

	The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California.

=========================================    ==============================
	No dealer, salesperson or other
individual has been authorized to give
any information or make any
representations other than those
contained in this Prospectus and, if
given or made, such information or
representations must not be relied                    94,233 Shares
upon as having been authorized by the
Company.  This Prospectus does not
constitute an offer by the Company to
sell, or a solicitation of an offer to
buy, the securities offered hereby in
any jurisdiction where, or to any                      Petco Animal
person to whom, it is unlawful to make                Supplies, Inc.
an offer or solicitation.  Neither the
delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, create an implication
that there has been any change in the
affairs of the Company since the date
hereof or that the information
contained herein is correct or
complete as of any time subsequent to
the date hereof.



   TABLE OF CONTENTS                                  Common Stock


	                     Page
                           ----
Available Information	       2

Incorporation of Certain
	Documents by Reference      2

The Company	                 3                    P R O S P E C T U S

Selling Stockholders	        5

Plan of Distribution 	       5

Experts	                     6

Legal Matters	               6                         May 8, 1998

======================================   ==================================